Exhibit 5.1

May 2, 2013

ING U.S., Inc.,

230 Park Avenue,

New York, New York 10169.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 7,650,000 shares of Common Stock, par value $0.01 per share (the “Shares”), of ING U.S., Inc., a Delaware corporation (the “Company”), issuable under the ING U.S., Inc. 2013 Omnibus Employee Incentive Plan (the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, including the resolutions of the Board of Directors of the Company (the “Resolutions”) authorizing the Shares, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Shares have been duly established in conformity with the Company’s certificate of incorporation and the Plan, and the Shares have been duly issued and sold as contemplated by the Registration Statement and the Plan, and if all the foregoing actions are taken pursuant to the authority granted in the Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and ING Groep N.V. and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP